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PROSPECTUS TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3) Registration No. 333-115401

PROSPECTUS

5,256,159 SHARES OF COMMON STOCK AVAILABLE FOR PURCHASE UPON EXERCISE OF 1,752,053 SUBSCRIPTION RIGHTS. EACH RIGHT PERMITS THE HOLDER THEREOF TO PURCHASE THREE SHARES OF COMMON STOCK.

Precision Optics Corporation, Inc. ("we", "us", "our" or "Precision Optics") is offering a total of 5,256,159 shares of our common stock, par value $.01 per share, to our stockholders of record on June 7, 2004. Each of our stockholders shall be entitled to hold one subscription right for each share of common stock held by them on such date. Each subscription right, for an exercise price of $3.00, permits the holder to purchase three shares of our common stock. We are not offering nor selling the subscription rights. The subscription rights may not be sold nor transferred by holders. No underwriter or selling agent is involved in this offering. If all subscription rights offered are exercised, we will receive proceeds of $5,256,159, before payment of the expenses of this offering.

Stockholders may only exercise their subscription rights in accordance with a Subscription Rights Certificate (the "Subscription Rights Certificate") accompanied by payment in full delivered to EquiServe Trust Company, N.A., our subscription agent for this offering. A subscription may not be revoked after payment is received and accepted by us.

Stockholders who exercise all of their basic subscription rights will be entitled, pursuant to an oversubscription privilege, to purchase additional shares of common stock if and to the extent basic subscription rights are not exercised by other stockholders. Our offering begins on the date of this prospectus and terminates on July 14, 2004, at 5:00 p.m. EDT, unless extended by us.

There is no minimum number of subscription rights which must be exercised in connection with this rights offering. Funds received by the subscription agent upon exercise of subscription rights will be placed in a segregated account until we issue to you your shares of common stock or return your overpayment, if any.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol "POCI." On June 10, 2004, the last reported sale price of our common stock was $1.54 per share.

THIS INVESTMENT IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF MATERIAL FACTORS TO CONSIDER WHEN EVALUATING AN INVESTMENT IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 14, 2004

PROSPECTUS TABLE OF CONTENTS

Caption
About this Prospectus
Special Note Regarding Forward Looking Statements
Summary
Questions and Answers
About Precision Optics
Risk Factors
Risks Related To Our Business
Risks Related To This Offering
Use of Proceeds
The Rights Offering
Material United States Federal Income Tax Considerations
Plan of Distribution
Where You Can Find More Information
Important Information Incorporated by Reference
Legal Opinions
Experts

About This Prospectus

        This prospectus is part of a registration statement (which includes exhibits) we have filed with the Securities and Exchange Commission on Form S-3, as amended, covering the shares of common stock offered by us in connection with the distribution of certain rights to our stockholders. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission's rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the Securities and Exchange Commission's web site located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading "Where You Can Find More Information."

Special Note Regarding Forward-Looking Statements

        This prospectus, and the documents incorporated by reference in this prospectus, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "hopes" "may," "will," "plan," "intends," "estimates," "could," "should," "would," "continue," "seeks," "reasonably likely" or "anticipates," or other similar words (including their use in the negative), or by discussions of future matters. Forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements. These statements include but are not limited to statements under the captions "Summary" and "Risk Factors" as well as all other sections in this prospectus.

SUMMARY

        This summary highlights selected information contained, or incorporated by reference, in this prospectus. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents incorporated by reference in this prospectus. In particular please read the sections captioned "Risk Factors", "The Rights Offering" and "Where You Can Find More Information", before you decide to exercise your subscription rights.

Questions and Answers

What Is A Rights Offering?

        A rights offering, such as ours, is the distribution of "subscription rights" or "rights" to stockholders, and the decision of the stockholders to exercise their rights or not. We are distributing to each of our stockholders, at no charge, one subscription right for each share of common stock held by them at 5:00 p.m. EDT, on June 7, 2004, which is the "Record Date" for this rights offering.

What Is A Subscription Right?

        A subscription right allows the holder of such a right to buy one or more types of securities directly from the issuer for a fixed price for a specified period of time. Commissions are not charged and the price does not vary during the period. Each of our subscription rights entitles you to purchase three shares of our common stock beginning on the date of this prospectus and for a period of thirty (30) days thereafter, excluding the prospectus date. The price to exercise each right in full is $3.00, or $1.00 per share if you exercise in part. Each right carries with it a basic subscription privilege and an oversubscription privilege.

What Is The Basic Subscription Privilege?

        The basic subscription privilege of each subscription right entitles you to purchase three shares of our common stock. The price to exercise each right in full is $3.00. You may exercise a right in part and purchase one or two whole shares for an exercise price of $1.00 per share.

What Is The Oversubscription Privilege?

        The oversubscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe at the subscription price for up to that number of shares of common stock that are offered in the rights offering but are not purchased by the other stockholders under their basic subscription privilege, at the same subscription price of $3.00 per right, or $1.00 per share.

What Are The Limitations On The Oversubscription Privilege?

        We will be able to satisfy exercises of the oversubscription privilege only if stockholders purchase less than all of the shares of our common stock that may be purchased under the basic subscription privilege. If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the number of shares available, we will allocate the available shares among stockholders who oversubscribed in proportion to the total amount of the oversubscriptions. All subscription rights will be rounded down to the nearest whole number.

How Long Will The Rights Offering Last?

        The rights offering will last for a limited time and will expire at 5:00 p.m. EDT, on July 14, 2004, which is the thirtieth (30th) day after the date of this prospectus, excluding the prospectus date. Accordingly, if a stockholder desires to exercise his, her, or its subscription rights, the subscription agent must actually receive all required documents and payments for that stockholder before that date and time. We may extend the expiration time for any reason. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5:00 P.M. EDT, ON JULY 14, 2004, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE.

What Is The Record Date?

        The record date is June 7, 2004. Only stockholders at 5:00 p.m. EDT on the record date will receive subscription rights.

Who Is The Subscription Agent?

        EquiServe Trust Company, N.A. is the subscription agent for the rights offering.

Are There Any Conditions To The Consummation Of The Rights Offering?

        No. There are no conditions to the consummation of the rights offering. However, we reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of common stock pursuant to your exercise could be deemed unlawful or materially burdensome. In addition, we will not be required to accept subscriptions or issue shares until the expiration time.

Can You Terminate The Rights Offering?

        Yes. We may terminate the rights offering for any reason before the expiration time.

If You Terminate The Rights Offering, Will My Subscription Payment Be Refunded To Me?

        Yes. If we terminate the rights offering, all subscription payments will be returned as soon as practicable following the expiration time. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering. If we terminate the rights offering, we will not be obligated to issue shares to stockholders that have exercised their rights prior to such termination.

How Will You Use The Proceeds Received From The Rights Offering?

        The gross proceeds from the rights offering will depend on the number of rights that are exercised. If all 5,256,159 rights are exercised, then we will receive gross proceeds, prior to expenses, of $5,256,159. These expenses are estimated to be $163,000. We plan to use net proceeds we receive from the rights offering for as set forth in the section captioned "Use of Proceeds" below.

How Many Shares Will Be Outstanding After The Rights Offering?

        We have 1,752,053 shares of common stock issued and outstanding at the date of this prospectus (as adjusted for the 1-for-6 reverse split that became effective on January 29, 2003) excluding shares issuable upon the exercise of stock options and warrants. We will distribute to our current stockholders subscription rights to purchase an aggregate of 5,256,159 shares of common stock. If all subscription rights are exercised, we will have 7,008,212 shares of common stock outstanding. We have 20,000,000 shares of common stock authorized.

        We also have, as of March 31, 2004, stock options outstanding for the purchase of 141,121 shares and warrants outstanding for the purchase of 77,644 shares.

Why Are We Making This Rights Offering?

        We are making this rights offering in order to obtain additional capital needed for our operations. Our Board of Directors considered our need for capital and the alternative ways that we might raise capital, and determined that this rights offering was the best way at this time for us to raise capital. It gives you the opportunity to buy more shares. If all of the subscription rights are exercised, the proceeds, together with funds on hand and anticipated operating revenues, is anticipated to be sufficient to fund our operations through June 2005. Should fewer subscription rights be exercised, we may still need to seek additional outside financing in the future.

How Do I Exercise My Subscription Rights?

        Each holder who wishes to exercise the basic subscription privilege under its rights should properly complete and sign its Subscription Rights Certificate. The holder should deliver the Subscription Rights Certificate together with payment of the subscription price for each share of common stock subscribed for to the subscription agent before the expiration time. Each holder who further wishes to exercise the oversubscription privilege under its rights must also include payment of the subscription price for each share of common stock subscribed for under the oversubscription privilege. We recommend that any holder of rights who uses the United States mail to effect delivery use insured, registered mail with return receipt requested.

        Any stockholder who cannot deliver its Subscription Rights Certificate to the subscription agent before the expiration time may use the procedures for guaranteed delivery described under the heading "The Rights Offering—Guaranteed Delivery Procedures." We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise the rights under the heading "The Rights Offering" beginning with the section entitled "—Exercising Your Rights," and in the Subscription Rights Certificates themselves.

How May I Pay My Subscription Price?

        Your cash payment of the subscription price for common stock must be made by either personal check or certified check drawn upon a U.S. bank or postal, telegraphic or express money order payable to EquiServe Trust Company, N.A. Your cash payment of the subscription price for rights will be deemed to have been received by the subscription agent only when the subscription agent receives your personal check or certified check drawn upon a U.S. bank or postal, telegraphic or express money order. Personal checks typically require three to five days to clear.

        Stockholders holding shares through a nominee, broker or dealer should make their payments according to the method selected with their nominee, broker or dealer.

To Whom Should I Send Forms And Payments?

        You should send your Subscription Rights Certificate and payment for common stock subscribed for and any other required documentation to EquiServe Trust Company, N.A., the subscription agent for the offering, as follows:

By Mail:	By Hand:
Precision Optics Corporation, Inc. c/o EquiServe Trust Company, N.A. Attention: Corporate Actions P.O. Box 859208 Braintree, MA 02185	Precision Optics Corporation, Inc c/o EquiServe Trust Company, N.A., Attention: Corporate Actions c/o Security Transfer & Reporting Services 100 William Street, 3rd Floor New York, NY 10038

By Overnight Courier:
Precision Optics Corporation, Inc c/o EquiServe Trust Company, N.A., Attention: Corporate Actions 161 Baystate Drive Braintree, MA 02184

What Should I Do If I Want To Participate In The Rights Offering But My Shares Of Common Stock Are Held In The Name Of My Broker Or A Custodian Bank?

        We will ask brokers, dealers and nominees holding shares of our common stock on behalf of other persons to notify these persons of the rights offering. Any beneficial owner wishing to exercise its rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner of common stock should complete and return to its broker, dealer or nominee the document entitled "Beneficial Owner Election Form." This form will be available with the other subscription materials from brokers, dealers and nominees holding shares of our common stock on behalf of other persons.

Will I Receive Subscription Materials By Mail If My Address Is Outside The United States?

        No. We will not mail Subscription Rights Certificates to any person with an address outside the United States because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, the subscription agent will hold Subscription Rights Certificates for the account of all foreign holders. To exercise those rights, each such holder must notify the subscription agent on or before 5:00 p.m., EDT, on July 7, 2004, five business days prior to the expiration time and establish to our satisfaction that it is permitted to exercise its rights under applicable law.

What Commissions Or Fees Apply If I Exercise My Subscription Rights?

        We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your subscription rights. If you exercise rights through a record holder of your shares, that person may charge a fee for which you are responsible.

Am I Required To Exercise My Subscription Rights In This Offering?

        No. You are not required to exercise any subscription rights, nor purchase any securities, nor take any other action in response to this rights offering. However, if you do not exercise your subscription rights and, in turn, do not purchase any new shares of common stock, your relative ownership and voting interest in us may decline, perhaps significantly.

Am I Required To Exercise My Rights In Full Or May I Exercise My Rights In Part?

        If you exercise a subscription right, you may exercise your subscription right in full for three shares or in part for one or two whole shares. If you exercise a subscription right in part, the subscription price is $1.00 per share. Additionally, you may choose not to exercise any of your rights.

What Will Happen To The Rights Not Exercised By Stockholders?

        All remaining unexercised rights at the end of the expiration time will be made available for purchase by those stockholders who exercise their oversubscription privilege during the offering, and if not exercised by them, will expire.

Will My Relative Ownership Remain The Same If I Exercise All Of My Rights?

        Depending on the total number of rights that are exercised during this offering, your relative ownership will either remain the same or increase if you timely exercise all of your subscription rights. Your relative ownership will remain the same if you exercise all of your rights and all of the other rights are exercised by other stockholders. Your relative ownership will increase if you exercise all your rights and if, either you acquire shares as a result of exercising your oversubscription privilege during the offering or all of the other rights are not exercised.

What Will Happen To My Relative Ownership If I Do Not Exercise My Rights?

        If you elect not to exercise your subscription rights, your relative ownership interest in us will decrease, perhaps significantly, depending on the number of rights that are exercised.

May I Transfer, Sell or Give Away My Rights?

        No. Rights may be exercised only by the person to whom they are granted and you may not transfer, sell or give them away.

After I Exercise My Subscription Rights, Can I Revoke My Purchase?

        No. All exercises of rights are irrevocable even if we extend the offering or if you later learn information about us that you consider to be unfavorable.

When Will I Receive My New Shares?

        We will not be able to calculate the number of shares to be issued to each stockholder until after the third business day after the expiration time, which is the latest time by which Subscription Rights Certificates may be received by the subscription agent under the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures." As such, we will issue the shares of common stock for which subscriptions have been properly received as soon as practicable following the latest time by which Subscription Rights Certificates may be received under the guaranteed delivery procedures.

Is Exercising My Subscription Rights Risky?

        Yes. The exercise of your subscription rights involves substantial risks and you should carefully consider the risks described under the heading "Risk Factors", "Risks Related to Our Business", "Risks Related to This Offering" and "Recent Developments" in this prospectus.

Have You or Precision Optics' Board Of Directors Made A Recommendation Regarding This Offering?

        No. Neither we nor our Board of Directors has made any recommendation whether stockholders should or should not exercise any rights and purchase any shares of common stock.

Have Any Stockholders Indicated They Will Exercise Their Rights?

        Several of our directors and officers who are also stockholders, have individually advised us that they intend to participate in the rights offering. However, we cannot guarantee that they will exercise all or part of their subscription rights.

May Stockholders In All States Participate?

        Although we intend to distribute the rights to all stockholders, we reserve the right in some states, to require stockholders, if they wish to participate, to state and agree that upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any securities acquired.

What Are The Federal Income Tax Consequences Of Exercising My Subscription Rights?

        The receipt and exercise of your subscription rights are intended to be nontaxable. However, you should seek specific tax advice from your personal tax advisor. This prospectus contains a summary of material tax considerations under the heading "Material United States Federal Income Tax Considerations", but does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

What Should I Do If I Have Other Questions?

        If you have other questions, or need additional copies of offering documents or otherwise need assistance, please contact our subscription agent by telephone as follows:

EquiServe Trust Company, N.A.
Corporate Actions
Precision Optics Toll Free Investor Relations
1-877-282-1168 Telephone

About Precision Optics

        We design, develop, manufacture and sell a variety of advanced optical products that make use of sophisticated lenses, prisms, mirrors and other devices that detect and transmit light and visual images. Our products include high-quality optical thin film coatings, medical instruments, and other advanced optical systems. Our medical instrumentation line includes laparoscopes, arthroscopes and edocouplers and a world-class 3-D endoscope for use in minimally invasive surgical procedures. We are certified to the ISO 9001 Quality Standard, and comply with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products.

RISK FACTORS

        This offering involves a high degree of risk. Before you exercise your subscription rights and buy our common stock, you should know that making such an investment involves risks, including the risks described below. You should carefully consider the following risk factors in addition to the remainder of this prospectus and all other information incorporated by reference before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related To Our Business

Our Actual Results May Differ Significantly From The Results Contemplated In This Prospectus And In Future Public Statements.

        In this prospectus, we have made and will continue to make forward-looking statements about our business, including predictions about our future financial performance. Our actual results may differ significantly from the results predicted in this prospectus and in future public statements. Factors that might cause such a difference include, but are not limited to, the factors discussed below:

We Are Currently Incurring Net Operating Losses—We Cannot Be Certain That We Will Achieve Profitability In The Future.

        We have incurred significant operating losses during the last seven fiscal years and for the nine months ended March 31, 2004. This trend was primarily the result of the loss of several significant customers, completion of several large nonrecurring government contracts, and operating losses and provision for asset impairment, restructuring, and inventory write-downs associated with the downturn in demand for optical filters used in telecommunication systems. We had an accumulated deficit of $25,272,199 at March 31, 2004. We may continue to operate at a loss. Without additional proceeds from the rights offering or an increase in revenues, we may not be able to continue our business and operations. Even with the proceeds from the rights offering, we cannot guarantee that we will achieve profitability.

We May Need to Raise Additional Funds in The Future—If We Cannot Obtain Adequate Financing on Acceptable Terms When Required, Our Business Will Be Adversely Affected.

        Our current sources of liquidity consist of our cash and cash equivalents and accounts receivable. Based on internal projections, we believe that our existing cash and cash equivalents are sufficient to support our working capital and investment needs through July 2004. If we do not obtain sufficient capital from this rights offering or cannot obtain other adequate financing on acceptable terms, our business will be adversely affected and we may discontinue operations entirely.

If We Are Unable To Demonstrate Our Ability To Raise Sufficient Capital To Fund Our Operations For Fiscal Year 2005, Our Auditors May Address Such Inability In Their Opinion On Our Fiscal 2004 Consolidated Financial Statements.

        In forming their opinion on our fiscal 2004 consolidated financial statements, our auditors, KPMG LLP, will consider our ability to realize our assets and meet our liabilities in the ordinary course of business. Their audit will include a review of the financial resources available to us currently and committed future financial resources. If they conclude that these resources are insufficient to continue our business through fiscal 2005, they will address this insufficiency in their opinion on our 2004 consolidated financial statements by issuing what is a commonly called a "going concern" opinion. A going concern opinion could have a detrimental effect on our stock price, on the rights offering and on our ability to raise capital.

Our Quarterly Financial Results Depend on a Large Number of Factors and Therefore May Vary Quarter to Quarter—As a Result, We Cannot Predict with a High Degree of Certainty Our Operating Results in Any Particular Fiscal Quarter.

        Our quarterly operating results may vary significantly depending upon factors such as:

  •
  the timing of completion of significant orders

  •
  the timing and amount of our research and development expenditures

  •
  the costs of initial product production in connection with new products

  •
  the timing of new product introductions—both by us and by our competitors

  •
  the timing and level of market acceptance of new products or enhanced versions of our existing products

  •
  our ability to retain existing customers and customers' continued demand for our products and services

  •
  our customers' inventory levels, and levels of demand for our customers' products and services

  •
  competitive pricing pressures

        We cannot be certain whether we will be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis or that levels of revenue and/or profitability may not vary from one such period to another.

If We Cannot Maintain Compliance with the Requirements for Continued Listing on the Nasdaq SmallCap Market, Our Common Stock Could be Delisted—As a Result the Market Price and Liquidity of our Common Stock Might Decline and Our Ability to Raise Capital Might be Impaired.

        Effective as of the open of business on January 29, 2003, we effected a reverse stock split of our common stock. The purpose of the reverse stock split was to increase the per share price of our common stock in order to comply with the minimum bid price listing requirement of Nasdaq. We had previously been notified that we were not in compliance with the $1.00 minimum share price requirement for continued listing on the Nasdaq SmallCap Market. In order to regain compliance, the bid price of our common stock had to close at or above $1.00 per share for a minimum of 10 consecutive trading days. On each of the 10 consecutive trading days including and following January 29, 2003, the bid price of our common stock closed at or above $1.00 per share. Accordingly, we have regained compliance with the minimum share price requirement for continued listing on the Nasdaq SmallCap Market. There can be no assurance, however, that the market price of our common stock will not subsequently decrease to a level that causes us to again face de-listing, or that our market capitalization will not subsequently be less than our market capitalization before the reverse stock split. The delisting of our common stock from the Nasdaq SmallCap Market may materially impair your ability to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital through this rights offering or other financing vehicle. There is no assurance that we will continue to comply with the minimum bid or other continuing listing requirements of the Nasdaq SmallCap Market.

We Rely on a Small Number of Customers and Cannot Be Certain They Will Consistently Purchase Our Products in the Future.

        For the nine months ended March 31, 2004 our two largest customers represented approximately 27% and 20%, respectively, of our total revenues. In the fiscal year ended June 30, 2003, our two largest customers represented approximately 44% and 17%, respectively, of our total revenues. In the fiscal year ended June 30, 2002, our two largest customers represented approximately 23% and 18%, respectively, of our total revenues. In the fiscal year ended June 30, 2001, our two largest customers represented approximately 41% and 18%, respectively, of our total revenues. No other customer accounted for more than 10% of our revenues during those periods.

        In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. We cannot be certain that such customers will consistently purchase our products at any particular rate over any subsequent period.

We Rely Heavily Upon the Talents of Our Chief Executive Officer and Chief Scientist, The Loss of Whom Could Severely Damage Our Business.

        Our performance depends to a large extent on a small number of key scientific, technical, managerial, and marketing personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Mr. Richard E. Forkey. Loss of Mr. Forkey's services could severely damage our business.

        Additionally, Dr. Joseph N. Forkey was appointed our Chief Scientist in September 2003. Dr. Forkey's appointment is expected to provide us with significant additional capabilities in optical instrument development, in management of new technology and in potentially significant longer-term initiatives in Biophysics and Biomedical instrumentation, as well as new photonics-based market opportunities. Dr. Forkey, in his capacity as Chief Scientist, expects to continue to explore the development and application of optical-based microscopic single-molecule technologies. The loss of Dr. Forkey's scientific contributions could severely damage our business.

We Must Continue to be Able to Attract Employees With the Scientific and Technical Skills That our Business Requires—If We Are Unable to Attract and Retain Such Individuals, Our Business Could Be Severely Damaged.

        Our ability to attract employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons, and we cannot guarantee that we will be able to attract and retain individuals possessing the necessary qualifications.

We Have a Number of Large, Well-Financed Competitors Who Have Research and Marketing Capabilities That Are Superior to Ours.

        The industries in which we compete are highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the optics, electronic or medical products industries, are seeking to produce products and services that compete with our products and services. There is no assurance that we can compete effectively with these competitors. Our inability to compete effectively with other and larger competitors may impact our profitability.

We Are Subject to a High Degree of Regulatory Oversight—We Cannot Be Certain That We Will Continue to Receive the Necessary Regulatory Approvals.

        The FDA has allowed us to market the medical products we currently sell in the United States. However, prior FDA approval may be required before we can market additional medical products that we may develop in the future. We may also seek to sell current or future medical products in a manner that requires us to obtain FDA permission to market such products. We may also require the regulatory approval or license of other federal, state or local agencies or comparable agencies in other countries.

        We cannot be certain that we will continue to receive the FDA's permission to market our current products or obtain the necessary regulatory permission, approvals or licenses for the marketing of any of our future products. Also, we cannot predict the impact on our business of FDA regulations or determinations arising from future legislation or administrative action.

We Face Risks Inherent in Product Development and Production Under Fixed Price Contracts—We Cannot Be Sure That These Contracts Will Be Profitable over Time.

        A significant portion of our business has been devoted to research, development and production under fixed price contracts. For our purposes, a fixed price contract is any contract under which we will provide products or services for a fixed price over an extended period of time (usually six months or longer). In our 2003, 2002, and 2001 fiscal years, fixed price contracts represented approximately 64%, 58% and 79%, respectively, of our total revenues. We expect that revenues from fixed price contracts will continue to represent a significant portion of our total revenues in future fiscal years.

        Because they involve performance over time, we cannot predict with certainty the expenses involved in meeting our obligations under fixed price contracts. Therefore, we can never be sure at the time we enter into any single fixed price contract that such contract will be profitable for us.

Third Parties May Infringe on Our Patents or Use Our Trade Secrets and Confidential Know-How—As a Result, We Could Incur Significant Expense in Protecting Our Patent, Trade Secrets and Know-How or Not Have Sufficient Resources to Protect Them.

        We hold a number of patents and own trade secrets and confidential know-how, all of which are important to our business. Although we are not currently aware of any past or present infringements of our patents or any unauthorized use of our trade secrets or know-how, we plan to protect our patents from infringement, obtain additional patents whenever feasible, and police and protect our trade secrets and know-how. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products, and our trade secrets and know-how. Protecting and obtaining patents, trade secrets and know-how however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims, pursue all patents that might be available to us, or protect our trade secrets and know-how from unauthorized disclosure and use.

Third Parties May Claim that We Have Infringed on Their Patents—As a Result, We Could Be Prohibited from Using All or Part of Any Technology Used in Our Products.

        Should third parties claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely to use the technology that was the subject of the claim, or sell products embodying such technology.

We Depend on the Availability of Certain Key Supplies and Services That Are Available From Only a Few Sources—If We Experience Difficulty with a Supplier, We May Have Difficulty Finding Alternative Sources of Supply.

        Certain key supplies used in our products, particularly precision grade optical glass, are available from only a few sources, each of which is located outside the United States. Also, outside vendors grind and polish certain of our lenses and other optical components, such as prisms and windows. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities. Our requirements are small relative to the total supply, and we are not currently encountering problems with availability. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure essential materials and services in adequate quantities and at acceptable prices.

        From time to time, certain of our products may be produced for us by subcontractors, and our business is subject to the risk that these subcontractors fail to make timely delivery. Our products and services are also from time to time used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers that integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion.

Your Interest In Us May Be Diluted Because Of Future Option Grants.

        We are considering seeking approval from our stockholders at our next annual meeting to amend our existing stock option plan to allow us to grant from time to time additional options to our management team and other key employees to purchase in the aggregate approximately 20% of our outstanding shares on a fully diluted basis. Assuming we obtain the required board of directors and stockholder approvals, you may incur future dilution of your interest in us upon the granting of options from time to time under the amended plan. Additionally, we are considering a plan to exchange all or a portion of our outstanding options for new stock options granted at least six months and one day after the exchange at the then current market price.

Our Customers May Claim that the Products We Sold Them Were Defective—If Our Insurance Is Not Sufficient to Cover a Claim, We Would Be Liable for the Excess.

        Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of our products. We maintain product liability insurance to cover us in the event of liability claims, and no such claims have been asserted or threatened against us to date. However, we cannot be certain that our insurance will be sufficient to cover all possible future product liabilities.

We Would Be Liable If Our Business Operations Harmed the Environment—Failure to Maintain Compliance with Environmental Laws Could Severely Damage Our Business.

        Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment. From time to time, we use hazardous materials in our operations. Although we believe that we are in compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

Risks Related To This Offering

The Price Of This Offering Has Not Been Determined By An Investment Bank And May Not Reflect The Market Price Of Our Common Stock Upon The Completion Of The Offering.

        The purchase price determined for this offering is based primarily upon our board of director's analysis of a variety of factors. The purchase price in this offering may not reflect the current market price for our shares of common stock upon completion of this offering. See "The Rights Offering—Determination of Subscription Price".

There Is No Minimum Level Of Proceeds.

        We are not required to receive a minimum amount of proceeds from this offering. We cannot assure that our stockholders will exercise all or any particular number of subscription rights. If only a small proportion of the offering is subscribed for, we will not have received the capital that we sought, and we may need to seek other additional capital sooner than we otherwise might. In such event, persons who subscribe may incur greater risk than if a higher proportion of stockholders chose to subscribe.

If You Do Not Exercise Your Rights, Your Relative Ownership And Voting Interest Will Be Decreased Substantially.

        If you choose not to exercise your rights in full, your relative ownership and voting interest in us may be decreased substantially. Stockholders who choose not to exercise their subscription rights will experience dilution of their economic and voting interest in us. As an example, if one-half of the rights offered are exercised, the number of shares outstanding would increase two and one-half (2.5) times and a non-exercising stockholder's voting interest will be reduced by approximately sixty percent (60%).

Stockholders Not Participating In This Offering Will Experience Immediate Dilution.

        Our tangible book value as of March 31, 2004 was $1.32 per share. If all of the subscription rights offered are exercised, we will realize net proceeds of approximately $5,093,159. Stockholders who do not participate in this offering will realize dilution of $0.26 per share as our net tangible book value will be $1.06 after the offering. Therefore, based on the above assumptions, investors in this offering will realize an immediate appreciation of $0.06 per share in the net tangible book value of the shares they purchase.

This Offering May Affect the Ability of Directors And Executive Officers To Influence Corporate Actions.

        As stockholders, our directors and executive officers are entitled to and may elect to purchase shares in this offering pursuant to their basic subscription privilege and the oversubscription privilege. However, depending upon their participation in this offering, our directors and executive officers individually and as a group may maintain, increase or decrease their respective percentages of share ownership, thereby affecting their ability to influence our management and affairs.

If We Issue A Large Number Of Shares In This Offering, Their Sale After The Offering Could Depress The Market Price Of Our Stock.

        As of May 11, 2004, there were 1,752,053 shares of our common stock issued and outstanding and 218,765 shares reserved for issuance upon exercise of outstanding options and warrants. If all subscription rights in this offering were exercised, we would issue 5,256,159 shares of common stock and we would have a total of 7,008,212 shares outstanding. No one knows how many subscription rights in this offering will be exercised, but if a substantial number are, the sale of numerous shares in the months soon after the completion of the rights offering could depress the market price.

There Is No Assurance That Other Capital Will Be Available To Us If The Capital Raised In The Rights Offering Is Not Sufficient To Meet Our Working Capital Needs.

        If we do not receive at least $3,000,000 in this rights offering, we may need to seek additional funds elsewhere. We cannot assure that additional financing will be available, or if available, that it will be available on terms favorable to our stockholders. If funds are not available to satisfy our short-term and long-term operating requirements, we may limit or discontinue our operations in the entirety or, under certain circumstances, seek protection from creditors. We believe that any future financing undertaken may contain terms more adverse than those in this offering.

USE OF PROCEEDS

        The net proceeds that we receive from this rights offering will depend upon the number of rights exercised. If all of the rights offered are exercised, we will receive gross cash proceeds of $5,256,159. After deduction of estimated expenses of approximately $163,000, which we will pay regardless of the amount of proceeds raised, we will have net cash proceeds of approximately $5,093,159. There can be no assurance that all of the rights offered will be sold.

        The Company's objective is to develop, market and manufacture new medical and industrial instruments that are protected either by patents or proprietary technology, while continuing to increase the revenues and market share of our existing line of endoscopes and endocouplers used in minimally invasive surgery applications. To this end, we intend to use some of the cash proceeds from the offering to:

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  continue to develop our existing core competencies in optical system design and manufacturing, stereo-endoscope technology, production of small lenses, and optical thin films.

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  recruit and hire to augment key personnel resources in the areas of engineering, manufacturing, sales and marketing and administration.

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  continue to develop specialty instruments for medical, veterinary, industrial and other uses, incorporating our patent-pending LENSLOCK™ technology which ensures lower cost, easier repairability and enhanced durability.

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  continue to develop specialty stereo-endoscope instruments that allow three dimensional imaging based on our unique patent-pending designs.

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  continue to develop ultra-small instruments (some with lenses less than one millimeter in diameter) utilizing patent-pending micro-precision™ lens technology and other techniques.

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  procure specialized machining and production equipment for ultra-small lens system production.

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  explore new initiatives in single-molecule technology and nanotechnology for biomedical and other applications.

        Recently developed single-molecule technology and, more generally, "nanotechnology", has enabled the detection, measurement and manipulation of individual atoms and molecules. Detecting individual molecules allows for improved sensitivity and in some cases, better accuracy and measurement speed as compared to more traditional measurement techniques. We believe our core expertise in developing advanced optical instrumentation, along with the single-molecule expertise of Dr. Joseph N. Forkey, who recently joined us as Chief Scientist, will enable us to develop devices and processes that take advantage of this new technology. If all of the rights offered are exercised, we expect to use approximately $1,000,000 of the proceeds to explore potential applications and possibly to design, develop, demonstrate and secure intellectual property rights for such advanced devices that use single-molecule technology.

        Because of the inherent uncertainties in advanced product development, there can be no assurance that any of the specific levels of proceeds discussed above will be sufficient to complete the development and marketing of devices that utilize single-molecule technology or nanotechnology applications.

        No matter what number of rights are exercised, we intend to use the net cash proceeds from this rights offering primarily for expanding our line of medical and industrial endoscopic products, and for developing instruments for single-molecule and nanotechnology applications, and, secondarily, for other general corporate purposes. Pending the uses specified above, we will invest any balance of the proceeds in short-term, high quality interest bearing investments.

        This discussion states our present intentions for the use of the net proceeds of this rights offering based on our current business plan, operations, and the prevailing economic and industry conditions. Changes in the use of proceeds may be made in response to changes in our financial condition, business plans or general industry conditions.

THE RIGHTS OFFERING

General

        As soon as practicable after the date of this prospectus, we will distribute to each holder of our common stock at June 7, 2004 (the record date for this rights offering), at no charge, one non-transferable subscription right for each share of our common stock owned by such holder as of such date. The rights will be evidenced by Subscription Rights Certificates.

        Each right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole right entitles the holder to purchase three shares of our common stock at a subscription price of $3.00, or a per share subscription price of $1.00. The per share subscription price of our common stock represents approximately a 71% discount to the $3.45 per share last sales price of our common stock on the Nasdaq SmallCap Market on May 11, 2004, the last trading day before the announcement of this rights offering. Each right also has an oversubscription privilege, as described below under the heading "Oversubscription Privilege."

        The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of our common stock. If you hold your shares of our common stock in a brokerage account or through a dealer or other nominee, please see the information included below under the heading "Beneficial Owners."

Reasons For The Rights Offering

        We have an ongoing need for cash for working capital purposes. If all of the rights are exercised, we will receive approximately $5,256,159, before deducting any offering expenses. These expenses are estimated to be $163,000. We plan to use any net proceeds we receive from the rights offering as set forth in the section captioned "Use of Proceeds" above.

Determination of Subscription Price

        The subscription price required to exercise a subscription right in full is $3.00. However, you may exercise a right in part and purchase one or two whole shares for an exercise price of $1.00 per share.

        In reaching this determination, our board of directors considered, among other things, our financial performance, the recent market prices of our common stock, discounts used in similar rights offerings, the general condition of the securities markets, our business plan, the relatively low volume of our shares that trade on a regular basis, and the attractiveness of the subscription price.

Expiration Time

        You may exercise the basic subscription privilege and the oversubscription privilege at any time before the expiration time, which is 5:00 p.m., EDT, on July 14, 2004, which is the thirtieth (30th) day after the date of this prospectus, excluding the prospectus date, unless the rights offering is extended. If you do not exercise your rights before the expiration time, your rights will expire and become null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives any of the required documents relating to your exercise of subscription privileges after the expiration time, regardless of when you transmitted the documents, except, if you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

        We may extend the expiration time for any reason, and you will not be able to revoke your exercise of subscriptions.

Subscription Privileges

        Your rights entitle you to a basic subscription privilege and an oversubscription privilege.

Basic Subscription Privilege

        Under the basic subscription privilege, each right entitles the holder to purchase three shares of our common stock, upon delivery of the required documents and payment of the per share subscription price, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part. You may exercise your basic subscription privilege for one, two or three whole shares but not for fractional shares. If you do not exercise your basic subscription privilege in full, you will not be entitled to exercise your oversubscription privilege.

Oversubscription Privilege

        The oversubscription privilege entitles each stockholder to purchase up to that number of shares of common stock, offered in the rights offering that are not purchased by other stockholders pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the subscription price per share prior to the expiration time. You may exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you must specify the number of additional shares of common stock you wish to purchase, which may be up to the maximum number of shares offered in the rights offering, less the number of shares you may purchase under your basic subscription privilege.

        Pro Rata Allocation.    If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the oversubscription privilege, we will allocate the shares that are available for purchase under the oversubscription privilege pro rata among those stockholders who exercise their oversubscription privilege. As used in this prospectus, "pro rata" means in proportion to the number of shares that you and the other stockholders have subscribed for pursuant to the exercise of the oversubscription privilege.

        Full Exercise of Basic Subscription Privilege.    You may exercise your oversubscription privilege only if you exercise, in full, your basic subscription privilege for all rights represented by a single Subscription Rights Certificate. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity under a single Subscription Rights Certificate. For example, if you were granted rights under one Subscription Rights Certificate for shares of common stock you own individually and rights under a separate Subscription Rights Certificate for shares of common stock you own jointly with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your oversubscription privilege with respect to those rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege.

        You must exercise your oversubscription privilege at the same time as you exercise your basic subscription privilege in full.

        If you own your shares of common stock through your broker, dealer or other nominee holder and you wish for them to exercise your oversubscription privilege on your behalf, the nominee holder will be required to certify to the subscription agent:

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  the number of shares of common stock held on the record date on your behalf;

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  the number of rights you exercised under your basic subscription privilege;

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  that your entire basic subscription privilege held in the same capacity has been exercised in full; and

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  the number of shares of common stock you subscribed for pursuant to the oversubscription privilege.

        Your nominee holder must also disclose to us certain other information received from you.

        Return of Excess Payment.    If you exercise your oversubscription privilege and are allocated less than all of the shares of common stock for which you subscribed, the subscription agent will return to you by mail or similarly prompt means, or as otherwise instructed by us, the funds you paid for those shares of common stock that are not allocated to you, without interest or deduction, as soon as practicable after the third business day after the expiration time.

Exercising Your Rights

        You may exercise your rights by delivering the following to the subscription agent before the expiration time:

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  your properly completed and executed Subscription Rights Certificate evidencing the exercised rights with any required signature guarantees or other supplemental documentation; and

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  your payment in full of the subscription price for each share of common stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

        Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment for common stock prior to the expiration time, you must deliver the Subscription Rights Certificate within three business days after the date the notice of guaranteed delivery is received by the subscription agent using the guaranteed delivery procedures described below under the heading "—Guaranteed Delivery Procedures."

Payment of Subscription Price

        Your cash payment of the subscription price for rights must be made by either personal check or certified check drawn upon a U.S. bank or postal, telegraphic or express money order payable to EquiServe Trust Company, N.A. Your cash payment of the subscription price for rights will be deemed to have been received by the subscription agent only when the subscription agent receives your personal check or certified check drawn upon a U.S. bank or postal, telegraphic or express money order. Personal checks requires three to five days to clear.

        Stockholders holding shares through a nominee, broker or dealer should make their payments according to the method selected with their nominee, broker or dealer.

        The subscription agent will hold your payment of the subscription price rights in a segregated account with other payments received from holders until we issue to you your shares of common stock or return your overpayment, if any. We will retain any interest earned on any cash funds held by the subscription agent in connection with the rights offering prior to the consummation of the rights offering or the return of such funds, if required, pursuant to this prospectus.

Calculation of Rights Exercised

        If you do not indicate the number of shares being purchased for rights you receive, or do not forward full payment of the aggregate subscription price for the number of shares that you indicate are being purchased, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of shares that may be purchased for the aggregate subscription price payment received by the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your basic subscription and no direction is given as to the excess, you will be deemed to have exercised the oversubscription privilege to purchase the maximum number of shares available to you pursuant to your oversubscription privilege that may be purchased with your overpayment. If your full subscription price payment is not applied to your purchase of shares of common stock, the subscription agent will return to you by mail or similarly prompt means, or as otherwise instructed by us, the excess amount without interest or deduction as soon as practicable after the expiration of the guaranteed delivery period.

Instructions For Completing the Subscription Rights Certificates

        You should read and follow the instructions on the Subscription Rights Certificate carefully. If you want to exercise your rights, you must send your completed Subscription Rights Certificate, any necessary accompanying documents and payment of the subscription price to the subscription agent.

        You bear all risk for the method of delivery of Subscription Rights Certificate, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the Subscription Rights Certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

Signature Guarantee May Be Required

        Your signature on the Subscription Rights Certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

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  your Subscription Rights Certificate is registered in your name; or

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  you are an eligible institution.

Delivery of Subscription Materials and Payment

        You should deliver your Subscription Rights Certificate and payment for common stock subscribed for, as well as any nominee holder certifications, notices of guaranteed delivery, Depository Trust Company participant oversubscription forms and any other required documentation to the subscription agent, EquiServe Trust Company, N.A. as follows:

By Mail:	By Hand:
Precision Optics Corporation, Inc. c/o EquiServe Trust Company, N.A. Attention: Corporate Actions P.O. Box 859208 Braintree, MA 02185	Precision Optics Corporation, Inc c/o EquiServe Trust Company, N.A., Attention: Corporate Actions c/o Security Transfer & Reporting Services 100 William Street, 3rd Floor New York, NY 10038
By Overnight Courier:
Precision Optics Corporation, Inc c/o EquiServe Trust Company, N.A., Attention: Corporate Actions 161 Baystate Drive Braintree, MA 02184

Guaranteed Delivery Procedures

        If you wish to exercise your rights, but you do not have sufficient time to deliver the Subscription Rights Certificate evidencing your rights to the subscription agent before the expiration time, you may exercise your rights by the following guaranteed delivery procedures:

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  provide your payment in full of the subscription price for each share of common stock being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time;

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  deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

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  deliver the properly completed Subscription Rights Certificate evidencing the rights being exercised (and, if applicable for a nominee holder, the related nominee holder certification), with any required signatures guaranteed, to the subscription agent, within three business days following the date the notice of guaranteed delivery was received by the subscription agent.

        Your notice of guaranteed delivery must be substantially completed in the proper form and must come from an eligible institution which is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

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  your name;

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  the number of rights represented by your Subscription Rights Certificate, the number of shares of common stock you are subscribing for pursuant to the basic subscription privilege, the number of shares of common stock, if any, you are subscribing for pursuant to the oversubscription privilege; and

  •
  your guarantee that you will deliver to the subscription agent any Subscription Rights Certificates evidencing the rights you are exercising within three business days following the date the subscription agent receives your notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the Subscription Rights Certificate at the addresses set forth under "—Delivery of Subscription Materials and Payment" above.

        Eligible institutions may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (781) 380-3388; Attention: Corporate Actions. To confirm facsimile deliveries, you may call 781-843-1833, ext. 200.

        The subscription agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the subscription agent at 1-877-282-1168.

Notice To Nominees

        If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of our common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of those shares of the issuance of the rights as soon as possible to find out the beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Subscription Rights Certificates and, in the case of the oversubscription privilege, the related nominee holder certification, and submit them to the subscription agent with the proper payment. A nominee holder that holds shares of common stock for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of common stock on the record date, so long as the nominee submits the appropriate Subscription Rights Certificates and certifications and proper payment to the subscription agent.

        If you hold shares of common stock as a nominee holder for beneficial owners whose address is outside the United States, see "—Foreign Stockholders."

Beneficial Owners

        If you are a beneficial owner of shares of our common stock or rights that you hold through a nominee holder, your broker, dealer or other nominee will notify you of this rights offering as set forth above under "Notice to Nominees". If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, dealer or other nominee with the other subscription materials.

        If you are outside the United States, see "—Foreign Stockholders."

Procedures For DTC Participants

        We expect that your exercise of your basic subscription privilege with respect to rights may be made through the facilities of DTC. If you exercise your basic subscription privilege with respect to rights through DTC we refer to your rights as DTC Exercised Rights. If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to the subscription agent, at or prior to the expiration time, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the subscription price for the number of shares of common stock for which your oversubscription privilege is to be exercised. Please call our subscription agent at 1-877-282-1168 to obtain copies of the DTC participant oversubscription exercise form and the nominee holder certification.

Determinations Regarding the Exercise of Rights

        We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

        We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "—Regulatory Limitation" and "—Compliance with Regulations Pertaining to the Rights Offering" below.

No Revocation of Exercised Rights

        Once you have exercised your basic subscription privilege and, if you so choose, your oversubscription privilege, you may not revoke your exercise. Even if we extend the expiration time, you may not revoke your exercise.

Subscription Agent

        We have appointed EquiServe Trust Company, N.A. as subscription agent for the rights offering. We will pay its fees and expenses related to the rights offering and have agreed to indemnify it from liabilities it may incur in connection with the rights offering.

No Recommendations to Stockholders

        Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should decide whether to subscribe for shares of our common stock or simply take no action with respect to your rights, based upon your own assessment of your best interests.

Termination

        There are no conditions to the consummation of the rights offering. However, we may terminate the rights offering for any reason at any time before the expiration time. If we terminate the rights offering, we will promptly return all subscription payments. We will not be obligated to issue shares to stockholders that have exercised their right prior to the termination of the rights offering. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Foreign Stockholders

        We will not mail Subscription Rights Certificates to stockholders on the record date whose addresses are outside the United States because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, we will have the subscription agent hold the Subscription Rights Certificates for those holders' accounts. To exercise their rights, foreign holders must notify the subscription agent before 5:00 p.m., EDT, on July 7, 2004, five business days prior to the expiration time and must establish to our satisfaction that such exercise is permitted under applicable law. If a foreign holder does not establish to our satisfaction that such exercise is permitted under applicable law, and notify, and provide acceptable instructions to the subcription agent, we will not accept such subscription. If you live outside of the United States, you should consult with your legal advisor about the particular laws of the country in which you live.

        If you hold shares of our common stock through a broker, a dealer, a trustee or a depository within the United States as a nominee holder and you are outside the United States, neither you nor your nominee may attempt to exercise any rights unless you have provided evidence satisfactory to us, such as a legal opinion from local counsel, that it is not unlawful for you to receive and exercise rights without any requirement being imposed on us to be registered or licensed.

Regulatory Limitation

        We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the expiration time, you have not obtained such clearance or approval.

Issuance of Common Stock

        Unless we earlier terminate the rights offering, the subscription agent will issue the shares of our common stock purchased in the rights offering as soon as practicable following the latest time by which Subscription Rights Certificates may be received under the guaranteed delivery procedures. Each subscribing holder's new shares will be issued in the same form, certificated or book-entry, as the common stock held by that holder.

        Your payment of the aggregate subscription price for common stock will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your shares of common stock. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of our company with respect to the subscribed for shares of our common stock until the certificates representing such shares are issued to you or the shares are deposited in the book-entry account held on your behalf. Upon our issuance of the certificates or the deposit of the shares in the applicable book-entry account, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the Subscription Rights Certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

        We will not issue any fractional shares of common stock. You may only exercise your right as to whole shares.

Shares of Common Stock Outstanding

        We have 1,752,053 shares of common stock issued and outstanding at the date of this prospectus (as adjusted for the 1-for-6 reverse split that became effective on January 29, 2003). We will distribute to our current stockholders subscription rights to purchase an aggregate of 5,256,159 shares of common stock. If all subscription rights are exercised, we will have 7,008,212 shares of common stock outstanding. We have 20,000,000 shares of common stock authorized. We also have, as of March 31, 2004, stock options outstanding for the purchase of 141,121 shares and warrants outstanding for the purchase of 77,644 shares.

Participation By Officers And Directors

        Several of our directors and officers have independently advised us that they intend to participate in this offering. However, we cannot guarantee that they will exercise all or part of their subscription rights.

Compliance With Regulations Pertaining to The Rights Offering

        We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following general discussion summarizes the material U.S. Federal Income Tax consequences to stockholders relating to this rights offering. This discussion is a summary and is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, and judicial and administrative interpretations of the Code and Regulations, all as in effect on the date of this prospectus. Each stockholder should be aware that the Code, the Regulations and any interpretation thereof are subject to change and that any change could be applied retroactively. This summary does not discuss all aspects of federal income taxation that may be relevant to particular stockholders in light of their personal investment circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (for example, global banks, insurance companies, tax-exempt entities and foreign taxpayers). This discussion is limited to those stockholders who have held their common stock as a capital asset within the meaning of the Code.

        This summary also does not discuss any aspects of state, local or foreign tax laws.

        We will not obtain an opinion from legal counsel concerning the tax consequences of the rights offering. We will not seek a ruling from the Internal Revenue Service (IRS) with respect to the rights offering. The IRS could take positions concerning the tax consequences of the rights offering that are different from those described in this discussion, and, if litigated, a court could sustain any such positions taken by the IRS.

        STOCKHOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE SPECIFIC TAX CONSEQUENCES ASSOCIATED WITH THE RIGHTS OFFERING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS AS WELL AS CHANGES IN APPLICABLE TAX LAWS.

Basis and Holding Period of Rights

        If, in accordance with Section 307 of the Code, the fair market value of the rights which we distribute to a U.S. holder is less than 15% of the fair market value of such U.S. holder's shares of our common stock with respect to which such rights were distributed, such U.S. holder's basis in the rights distributed generally will be zero. A U.S. holder may elect, however, to allocate its basis in our common stock between such common stock and the rights received in proportion to the fair market value of such common stock and such rights. This election may be made pursuant to Section 307 of the Code and the Treasury Regulations thereunder and will be irrevocable once made.

        If the fair market value of the rights which we distribute to a U.S. holder is 15% or more of the fair market value of such U.S. holder's shares of our common stock with respect to which such rights were distributed, such U.S. holder will be required to allocate its basis between such common stock and such rights in proportion to their relative fair market values.

        In either case, a U.S. holder's holding period for the rights that we distribute to such U.S. holder will include the holding period of such U.S. holder's shares of our common stock with respect to which such rights were distributed.

Exercise of Rights; Basis and Holding Period of Acquired Shares; Sale, Exchange or Other Disposition of Acquired Shares

        A U.S. holder will not recognize gain or loss upon the exercise of the rights. A U.S. holder's basis in our common stock acquired through exercise of the rights generally will equal the sum of (i) the subscription price paid by such U.S. holder to acquire such common stock and (ii) such U.S. holder's basis in the rights exercised. A U.S. holder's holding period in shares of our common stock acquired will begin on the day such U.S. holder exercises the rights.

        Upon the sale, exchange or other disposition of our common stock acquired upon the exercise of rights, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized and such U.S. holder's basis in such common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if a U.S. holder's holding period exceeds one year at the time of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Expiration of Rights

        If a U.S. holder receives rights pursuant to the rights offering and allows the rights to expire unexercised, then such U.S. holder will not be permitted to recognize a taxable loss. In addition, such U.S. holder's basis in its shares of our common stock will not be affected by this rights offering and a decision to allow rights to expire.

Termination of Rights Offering

        If a U.S. holder receives rights pursuant to the rights offering and retains such rights, then, if we subsequently terminate the rights offering: (i) such U.S. holder will not recognize income, gain or loss as a result of the distribution, ownership or termination of the rights; and (ii) such U.S. holder's basis in its shares of our common stock with respect to which the rights were distributed will not be affected by the rights offering.

Backup Withholding

        A U.S. holder that sells, exchanges or otherwise disposes of shares of our common stock acquired upon the exercise of rights may be subject to backup withholding on the proceeds received at a rate of 28%, unless such U.S. holder:

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  is a corporation or other exempt recipient and, when required, establishes this exemption; or

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  provides a correct taxpayer identification number, certifies that it is not currently subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will generally be creditable against the United States federal income tax liability of a U.S. holder if appropriate information is provided to the IRS. If a U.S. holder does not provide the appropriate party with the correct taxpayer identification number or any other proper document or certification required by the IRS (generally a Form W-9 in the case of a U.S. holder), such U.S. holder may be subject to penalties imposed by the IRS.

PLAN OF DISTRIBUTION

        Our rights offering will commence on the date of this prospectus and will expire at 5:00 p.m., EDT, on the thirtieth (30th) day thereafter excluding the prospectus date. We are making this rights offering directly to holders of our common stock held at the close of business on the record date, which is June 7, 2004. The rights are not transferable.

        We will pay EquiServe Trust Company, N.A., the subscription agent with respect to the rights, a fee of approximately $35,000 for their services in connection with this rights offering (which includes the subscription agent's fees associated with the exercise of rights). We have also agreed to reimburse the subscription agent its reasonable expenses and indemnify them from liabilities they may incur in connection with the rights offering.

        We estimate that our total expenses in connection with the rights offering, including registration, legal and accounting fees, will be approximately $163,000.

        We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

        Payment for the common stock upon exercise of the rights will be considered received when the subscription has been accepted by us.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file annual, quarterly and current reports on our financial and business results, proxy materials and other information with the Securities and Exchange Commission. Our annual, quarterly and current reports, proxy statements and other information can be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers (including Precision Optics Corporation, Inc.) that file electronically with the Securities and Exchange Commission.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

        We "incorporate by reference" into this prospectus certain documents and information which we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the Securities and Exchange Commission subsequent to the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below:

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  Our current report on Form 8-K filed May 25, 2004.

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  Our quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2004, filed May 13, 2004.

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  Our two current reports on Form 8-K filed May 12, 2004.

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  Our quarterly report on Form 10-QSB for the fiscal quarter ended December 31, 2003, filed February 11, 2004.

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  Our current report on Form 8-K filed February 11, 2004.

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  Our current report on Form 8-K filed January 23, 2004.

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  Our registration statement on Form S-8 filed December 5, 2003.

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  Our quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2003, filed November 13, 2003.

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  Our current report on Form 8-K filed November 13, 2003.

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  Our annual report on Form 10-KSB for the fiscal year ended June 30, 2003, filed September 24, 2003.

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  Our definitive notice and proxy statement on Schedule 14-A for our annual meeting of stockholders held on November 11, 2003, filed October 15, 2003.

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  The description of our common stock found in our Registration Statement on Form S-1 (No. 33-43929).

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  Any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of our rights offering.

        You may request and receive a copy of these filings, without cost, by writing, telephoning, faxing, or e-mailing us at the following address:

Precision Optics Corporation, Inc.
22 East Broadway
Gardner, Massachusetts 01440-3338
Attention: Jack P. Dreimiller
tel: (978) 630-1800
fax (978) 630-1487
E-mail: info@poci.com

        Please request any such information at least five business days in advance of the date on which you expect to make your decision with respect to this offer.

        You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on its front page. Information on our web site is not a part of this prospectus.

LEGAL MATTERS

        Messerli & Kramer P.A. will issue an opinion about the legality of the securities described in this prospectus.

EXPERTS

        The consolidated financial statements of Precision Optics Corporation, Inc. and subsidiaries as of June 30, 2003, and 2002, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated statements of operations, stockholders' equity and cash flows of Precision Optics Corporation, Inc. for the year June 30, 2001 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Arthur Andersen LLP, independent auditors, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. Arthur Andersen LLP has not consented to the incorporation by reference herein and the Registration Statement of their report, and we have not obtained their consent to do so in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference herein and the Registration Statement of their report, you will not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus and any prospectus supplement does not constitute an offer to sell, or solicitation of an offer to buy, any securities to any person in any jurisdiction where such offer or solicitation would be unlawful. The information contained in this prospectus is current only as of the date of this prospectus.

RIGHTS TO PURCHASE
UP TO 5,256,159 SHARES
OF COMMON STOCK

PRECISION OPTICS CORPORATION, INC.

PROSPECTUS

June 14, 2004